EXHIBIT 11

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES

              SCHEDULE OF COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (In thousands, except per share data)
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
                                                             Three Months Ended                Nine Months Ended
                                                                  June 30,                          June 30,
                                                       --------------------------------------------------------------
                                                           2000             1999             2000             1999
                                                       -----------      -----------      -----------      -----------
Net income                                             $     1,080      $     3,873      $     2,369      $     5,535

Interest on convertible subordinated notes, net of
  income taxes                                                  64              103              250              309
                                                       -----------      -----------      -----------      -----------
Net income for diluted earnings per share              $     1,144      $     3,976      $     2,619      $     5,844
                                                       ===========      ===========      ===========      ===========

Weighted average number of common shares
  outstanding for the period                                 7,744            7,270            7,525            7,218

Weighted average number of shares repurchased
    for the period                                            (581)            (296)            (503)            (143)

Shares issuable upon conversion of convertible
  subordinated notes                                           764            1,138              998            1,138

Common equivalent shares determined
   using the "Treasury Stock" method
   representing shares issuable upon exercise
   of stock options and warrants and shares
   issuable under contractual agreements                       482              647              654              357
                                                       -----------      -----------      -----------      -----------
Weighted average number of shares
  used in calculation of diluted earnings
  per share                                                  8,409            8,759            8,674            8,570
                                                       ===========      ===========      ===========      ===========

Diluted earnings per share                             $      0.14      $      0.45      $      0.30      $      0.68
                                                       ===========      ===========      ===========      ===========
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